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                                                                  EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made as of the 8th day of March, 2001, by and between First Capital Bank of Arizona, an Arizona corporation ("Company"), and Harold F. Mosanko ("Employee").



         1. EMPLOYMENT. Company hereby agrees to employ Employee, and Employee hereby agrees to be employed by Company, as Chairman of the Board of the Company and in such other or different executive capacities as may be determined from time to time by the Board of Directors of Company.

         2. RESPONSIBILITIES OF EMPLOYMENT. During the term of his employment,
Employee:

               (a) shall diligently and faithfully serve Company in the capacities described above, and shall devote his best efforts and entire business time, services and attention to the advancement of Company's interests;

               (b) shall not, without the prior written consent of the Board of Directors of Company (i) be employed by any other person or (ii) engage in any other business, directly or indirectly, as a sole proprietor, a member of a partnership or limited liability company, as a director, officer, or shareholder of a corporation not affiliated with Company, or as a consultant or otherwise, whether for compensation or otherwise, which could reasonably be expected to or does interfere with Employee's performance of his duties hereunder or which business is in competition in any way with the business then being conducted by Company; provided, however, that the provisions of this subparagraph (b) shall not prohibit Employee's ownership of stock in any publicly owned corporation so long as Employee's ownership, directly and indirectly, when aggregated with the direct and indirect ownership of all members of Employee's family, does not exceed one percent (1%) of the total outstanding stock of such publicly owned corporation, measured by reference to either market value or voting power;

               (c) shall diligently and faithfully carry out the policies, programs and directions of the Board of Directors of Company;

               (d) shall fully cooperate with such other officers of the Company as may be elected or appointed by the Board of Directors of Company; and

               (e) shall report to the Chairman and Chief Executive Officer of the Company's parent, Colorado Business Bankshares, Inc. ("COBZ").



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         3. COMPENSATION. Company will compensate Employee for his services during the term of this Agreement and his employment hereunder as follows:

               (a) Basic Compensation. Company shall pay to Employee as basic compensation the sum of One Hundred Thirty Thousand and 08/100 Dollars ($130,000.08) per year, payable in equal monthly installments. Employee's basic compensation may be increased from time to time in the sole discretion of Company's Board of Directors.

               (b) Benefits. Employee shall be entitled to participate in all benefit plans from time to time provided executive employees of Company, including, without limitation, health, accident, hospitalization and life insurance programs.

               (c) Reimbursement of Expenses. Employee shall be entitled to reimbursement of ordinary and necessary out-of-pocket expenses reasonably incurred by him on behalf of Company in the course of performing his duties hereunder, subject to his furnishing appropriate documentation relative to such expenses in form and substance satisfactory to Company and subject to the Company's expense reimbursement policies as in effect from time to time.

               (d) Vacations. Employee shall be entitled to four weeks paid vacation each year, subject to Company's general vacation policy.

               (e) Stock Option. COBZ has an incentive stock option plan for key employees of COBZ and its subsidiaries. Employee shall be eligible to participate in that plan.

         4. TERM AND TERMINATION.

               (a) Term. The term of this Agreement shall be four years beginning on the date hereof, unless sooner terminated as provided herein. This Agreement and Employee's employment by Company will automatically terminate at the end of that term.

               (b) Termination. Notwithstanding Paragraph 4(a), this Agreement and Employee's employment with the Company can be terminated by either party at any time as provided in this Paragraph 4(b). Upon termination of this Agreement by Company, by Employee or upon the death or disability of Employee, the rights and obligations of Employee and the Company shall be as follows:

                  (i) Termination by Employee. In the event Employee terminates his employment hereunder, other than pursuant to Paragraph 4(b)(iv) or (v), this Agreement shall immediately terminate without any further obligation on the part of Company, except that (A) Company shall pay to Employee such compensation pursuant to Paragraph 3 hereof as may be accrued and unpaid on the date of termination of employment and (B) if such termination occurs after the first anniversary of the date of this Agreement, Company shall be obligated to pay Employee the severance benefits set forth in Paragraph 4(c) hereof, except that the period specified in clause (x) of Paragraph 4(c)(i) shall be one year rather than two years.



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                  (ii) Termination by Company for Cause. If Employee's
employment hereunder is terminated by Company for cause, this Agreement shall immediately terminate without any further obligation on the part of Company, except that Company shall pay to Employee such compensation pursuant to Paragraph 3 hereof as may be accrued and unpaid on the date of such termination of employment. For purposes of this Agreement, "cause" shall mean willful failure or neglect of Employee to perform his duties as prescribed herein, the conviction of a felony, theft, embezzlement or improper use of corporate funds by Employee, self dealing detrimental to Company, any attempt to obtain any personal profit from any transaction in which Company has an interest or any breach of the terms of Paragraphs 6 or 7 of this Agreement by Employee.

                  (iii) Termination by Company for Other Reasons. Company shall have the right at any time to terminate Employee' s employment hereunder for any reason by giving him written notice of termination specifying the effective date of the termination. If Employee's employment hereunder is terminated by Company other than for cause, Company shall be obligated to pay Employee the severance benefits set forth in Paragraph 4( c) hereof.

                  (iv) Termination by Employee Upon Constructive Discharge. If Employee is constructively discharged, he may terminate this Agreement and his employment hereunder by delivering written notice to Company no later than thirty (30) days after the date of the constructive discharge. Such notice shall specify the effective date of the termination, which shall be no sooner than 30 days after the notice is received by Company, and shall describe in reasonable detail the facts alleged to constitute the constructive discharge. If a constructive discharge has occurred, and Company fails to eliminate the conditions constituting a constructive discharge within 30 days after its receipt of such notice from Employee, the termination shall be effective upon the date specified in such notice. If this Agreement is terminated by Employee pursuant to this Paragraph 4(b)(iv), Company shall be obligated to pay Employee, in addition to such compensation pursuant to Paragraph 3 hereof as may be accrued and unpaid on the date of termination of employment, the severance benefits set forth in Paragraph 4(c) hereof. For purposes of the foregoing, "constructive discharge" means the occurrence of any one or more of the following without Employee's consent: (A) Employee is removed from all of the offices described in Paragraph 1 hereof without cause; (B) Company fails to provide Employee the authority or resources that he reasonably needs to competently perform the duties of his office; (C) Company decreases Employee's basic compensation below that specified in Paragraph 3(a); or (D) Company transfers Employee to a location outside the Phoenix, Arizona metropolitan area.

                  (v) Termination by Employee Upon Change of Control. If Employee terminates his employment hereunder within one year after a Change of Control occurs, this Agreement shall terminate on the effective date of such termination of employment as specified in a written notice from Employee, which shall not be less than 30 days after such notice is received by Company. If Employee so terminates, Company shall be obligated to pay Employee, in addition to such compensation pursuant to Paragraph 3 hereof as may be accrued and unpaid on the date of termination of employment, the severance benefits set forth in Paragraph 4(c) hereof. For purposes of this Paragraph 4(b)(v), a "Change of Control" will be deemed to have


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occurred if: a) any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")), other than a person who is a shareholder of COBZ or Company as of the date of this Agreement, acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of COBZ or Company; or b) the individuals who were members of COBZ's Board of Directors as of the date of this Agreement (the "Current Board Members") cease for any reason to constitute a majority of the Board of Directors of COBZ or its successor; provided, however, that if the election or the nomination for election of any new director of COBZ or its successor is approved by a vote of a majority of the individuals who are Current Board Members, such new director shall, for the purposes of this paragraph, be considered a Current Board Member; or c) COBZ's or Company's stockholders approve (1) a merger or consolidation of COBZ or Company and the stockholders of COBZ or Company immediately before such merger or consolidation do not, immediately after such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the outstanding securities of COBZ or Company immediately before such merger or consolidation; or (2) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of COBZ or Company. Notwithstanding the foregoing, a Change of Control will not be deemed to have occurred: a) solely because fifty percent (50%)or more of the combined voting power of the then outstanding voting securities of COBZ are acquired by (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of COBZ or its subsidiaries, or (2) any person pursuant to the will or trust of any existing stockholder of COBZ, or who is a member of the immediate family of such stockholder, or (3) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders in the same proportion as their ownership of stock immediately prior to such acquisition; or b) if Employee agrees in writing to waive a particular Change of Control for the purposes of this Agreement.

                  (vi) Termination Upon Employee's Disability. In the event Employee's employment is terminated by Company due to Employee's disability, Company shall be obligated to pay Employee the severance benefits set forth in Paragraph 4 ( c) hereof. For purposes of the foregoing, "disability" shall mean Employee's inability due to illness or other physical or mental disability to perform the essential functions of his position, with or without reasonable accommodation, for a period exceeding any medical leave allowed by Company policies or mandated by applicable law, and any action to be taken hereunder based on disability shall not be effective until the expiration of such medical leave.

                  (vii) Termination Upon Employee's Death. In the event that Employee dies while employed by Company, then Company shall he obligated to pay Employee's estate the severance benefits set forth in Paragraph 4(c) hereof.

                  (viii) Continuing Obligations of Employee. Notwithstanding anything to the contrary contained herein, termination of this Agreement or Employee's employment hereunder, for whatsoever reason or for no reason at all, by Employee or otherwise, shall not be


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deemed in any way to affect Employee's obligations under Paragraphs 6 and 7 of this Agreement, with respect to which he shall remain bound.

                  (ix) Company's Right to Accelerate Effective Date. In any case in which this Agreement provides that a termination by Employee shall become effective not less than a specified number of days following notice of termination, the Company may accelerate the effective date of termination by notice to Employee.

               (c) Severance Benefits. Provided Employee is in compliance with Paragraph 4(b)(viii) hereof, in the circumstances provided in Paragraphs 4(b)(i), (iii), (iv), (v), (vi) and (vii), Company will pay or provide the following severance benefits to Employee in lieu of any separation payments otherwise provided upon termination of employment under any other severance pay or similar plan or policy of Company:

                  (i) Company shall continue to pay Employee his basic compensation under Paragraph 3(a) at the rate in effect immediately prior to Employee's termination for a period equal to the shorter of (x) two years following the termination (except as provided in Paragraph 4(b)(i)(B)) or (y) the remainder of the four-year term specified in Paragraph 4(a);

                  (ii) Until Employee's 65th birthday, Company will continue to provide, at Company's expense, medical and dental insurance to Employee and Employee's dependents under the plans, if any, from time to time maintained by Company for its executive employees and in which Employee was participating at the time of the termination, subject to the same co-payment and other obligations that are applicable to other executive employees, to the extent that such continued participation is allowed by the terms of the plans. If such continued participation is not allowed by the terms of the plans (or under COBZ's plans pursuant to Paragraph 9), and Employee elects to continue coverage through the plans (or through COBZ's plans) pursuant to COBRA, Company shall reimburse Employee for the premiums paid by Employee pursuant to COBRA for as long as such COBRA rights continue or, if less, until his 65th birthday. If Employee's eligibility for participation under the plans (and COBZ's plans), both directly and through COBRA, ends before his 65th birthday, Company shall continue to pay Employee until his 65th birthday the amount that he would be required to pay under COBRA to continue coverage under the plans if he were still eligible to do so. All amounts paid by the Company to Employee (rather than directly to an insuror for coverage under a plan) under this Paragraph 4(c)(ii) shall be increased by Employee's estimated federal and state income tax liability on such payment, based on the highest applicable marginal federal and state income tax rates, so that the after-tax amount available to Employee equals the amount of the payment due hereunder. This provision shall not obligate Company (or COBZ) to continue unchanged any employee benefit plan that it would otherwise amend or discontinue and Employee's right to participate in such plans is subject to the Company's (or COBZ's) absolute right to amend or discontinue any plan at any time. Employee's right to participate in Company's plans hereunder shall terminate at such time as reasonably equivalent coverage becomes available to Employee from a subsequent employer.


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                  (iii) Except as provided in Paragraph 4(c)(ii), Company will be obligated to make all payments that become due to Employee under this Paragraph 4(c) whether or not he obtains other employment following termination.

                  (iv) Company may elect to defer any payments that may become due to Employee under this Paragraph 4 ( c) if, at the time the payments become due, Company or the Bank is not in compliance with any regulatory-mandated minimum capital requirements or if making the payments would cause Company's or the Bank's capital to fall below such minimum capital requirements. In this event, Company will resume making the payments as soon as it can do so without violating such minimum capital requirements.

                  (v) Notwithstanding any other provision of this Agreement, the obligation of the Company to make any payment under this Paragraph 4(c) is subject to the express condition that Employee shall execute an agreement waiving and releasing any and all legal and equitable claims (under statute, regulation or common law) against the Company, its subsidiaries and affiliated businesses, and their respective directors, officers, employees, agents or attorneys, and their respective buyers, successors, heirs and assigns, in form and content acceptable to the Company, pursuant to legal procedures to make the agreement fully and completely enforceable as to the waiver and release of all such claims. If the Employee does not execute an agreement and follow legal procedures as required by this Paragraph 4(c)(v), the Company shall have no obligation to pay any amount under this Paragraph 4(c).

         5. SALE OR REORGANIZATION OF COMPANY. This Agreement shall not restrict the sale, transfer, consolidation, liquidation, reorganization or disposition of the assets of Company.

         6. RESTRICTIVE COVENANT. It is mutually recognized and agreed that the services to be rendered pursuant to this Agreement by Employee are special, unique and of extraordinary character. Therefore, as a condition to Company's obligations hereunder, Employee agrees that without Company's prior written consent, during the term of this Agreement and for a period ending on the fourth anniversary of the date of termination of his employment hereunder, regardless of cause, he will not in any manner, directly or indirectly, solicit or induce any employee or agent of Company or COBZ to terminate employment with Company or COBZ, as the case may be, or solicit or induce any customer of Company or COBZ to become a customer of any person, firm, partnership, corporation, trust or other entity that owns, controls or is a bank, savings and loan association, credit union or similar financial institution. Furthermore, Employee will at no time during or subsequent to the term of his employment by Company make any statements or take any actions which could reasonably be expected to damage the reputation or business of Company or COBZ. It is further recognized and agreed that irreparable injury will result to Company or COBZ, its businesses and property in the event of a breach of this covenant by Employee, that damages covered by such breach would be difficult if not impossible to ascertain, and that any remedy at law for any breach by Employee of this covenant will be inadequate, and Company or COBZ shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage to Company or COBZ by reason of any such breach. In addition, in the event of a breach of this covenant by Employee,



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Company or COBZ shall also be entitled to recover reasonable costs and attorneys' fees incurred in connection with the enforcement of its rights hereunder. Whenever used herein, Company shall be deemed to include any successors or any other person or entity which may hereafter acquire the business of Company or COBZ. The foregoing notwithstanding, should the assets of Company he disposed of in such a manner that no purchaser thereof has acquired a going business, then Employee shall not be bound by the covenants expressed in this paragraph.

         7. TRADE SECRETS AND CONFIDENTIAL INFORMATION. Employee hereby covenants and agrees that he will not, except as may be required in connection with his employment under this Agreement, directly or indirectly, use or disclose to any other person, firm or corporation, whether during or subsequent to the term of his employment by Company, irrespective of the time, manner or cause of the termination of his employment, any information of a proprietary or confidential nature belonging to Company, or which could be reasonably expected to have an adverse effect on Company, its businesses, property or financial condition, including but not limited to records, data, documents, processes, specifications, methods of operation, techniques and know-how, plans, policies, customer lists, the names and addresses of suppliers or representatives, investigations or other matters of any kind or description relating to the products, services, suppliers, customers, sales or businesses of Company. All records, files, documents, equipment and the like relating to Company's businesses which Employee shall prepare, use or observe shall be and remain the sole property of Company, and upon termination of this Agreement or his employment hereunder for any reason, Employee shall return to the possession of Company any items of that nature and any copies thereof which he may have in his possession.

         8. INDEMNITY.

                  (a) Indemnification. Company will indemnify Employee (and, upon his death, his heirs, executors and administrators) to the fullest extent permitted by law against all expenses, including reasonable attorneys' fees, court and investigative costs, judgments, fines and amounts paid in settlement (collectively, "Expenses") reasonably incurred by him in connection with or arising out of any pending, threatened or completed action, suit or proceeding in which he may become involved by reason of his having been an officer of Company. The indemnification rights provided for herein are not exclusive and will supplement any rights to indemnification that Employee may have under any applicable bylaw or charter provision of Company, or any resolution of Company, or any applicable statute.

                  (b) Advancement of Expenses. In the event that Employee becomes a party, or is threatened to be made a party, to any pending, threatened or completed action, suit or proceeding for which Company is permitted or required to indemnify him under this Agreement, any applicable bylaw or charter provision of Company, any resolution of Company, or any applicable statute, Company will, to the fullest extent permitted by law, advance all Expenses incurred by Employee in connection with the investigation, defense, settlement or appeal of any threatened, pending or completed action, suit or proceeding, subject to receipt by Company of a written undertaking from Employee to reimburse Company for all Expenses actually paid by Company to or on behalf of Employee in the event it shall be ultimately determined that


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Company cannot lawfully indemnify Employee for such Expenses, and to assign to
Company all rights of Employee to indemnification under any policy of directors, and officers, liability insurance to the extent of the amount of Expenses actually paid by Company to or on behalf of Employee.

                  (c) Litigation. Unless precluded by an actual or potential conflict of interest, Company will have the right to control the defense of any claim covered by this Section 8, using counsel selected by Company and reasonably satisfactory to Employee. In the event that a conflict of interest prevents Company from defending the claim, Employee shall do so at Company's expense with counsel reasonably satisfactory to Company, but Company shall be entitled to participate in the defense. Company shall not settle any claim defended by it unless the settlement includes an unconditional release of Employee from liability thereon or unless Employee consents to the settlement, which consent shall not be unreasonably withheld or delayed. Employee shall not settle any claim defended by Employee without the consent of Company, which consent shall not be unreasonably withheld or delayed. If Company wishes to accept any settlement offer with respect to a claim and Employee refuses to consent, Company shall not be obligated to indemnify Employee beyond the amount of the settlement so offered. Each party shall promptly notify the other party of, and at all times keep the other informed with respect to, any claim covered by this Section 8.

         9. APPOINTMENT AS A DIRECTOR OF COBZ. Upon the execution of this Agreement, Employee has been appointed as a director of COBZ in the class of directors whose term expires at the 2001 annual meeting of COBZ's shareholders. At that annual meeting, COBZ agrees to nominate Employee for re-election as a director to serve a term of three years, whether or not this Agreement has previously been terminated. If Company is unable to provide medical and dental insurance to Employee during any period that it is required to do so under Paragraph 4(c), and if Employee is then a director of COBZ, COBZ will provide such insurance to Employee in his capacity as a director, to the extent permissible under its insurance plans as then in effect. COBZ shall have no liability to Employee if he is not re-elected at the 2001 annual meeting. COBZ is a signatory to this Agreement solely for the purposes of this Paragraph 9.

         10. ARBITRATION. Any disputes arising out of this Agreement or connected with Employee's employment shall be submitted by Employee and Company to arbitration by the American Arbitration Association or its successor, and the determination of the American Arbitration Association or its successor shall be final and absolute; provided, however, that Company shall be entitled to apply to any court of competent jurisdiction for temporary or permanent injunctive relief or other equitable relief to enforce Paragraph 6 or 7. The arbitrator shall be governed by the duly promulgated rules and regulations of the American Arbitration Association or its successor, and the pertinent provisions of the laws of the State of Arizona relating to arbitration. The decision of the arbitrator may be entered as a judgment in any court of competent jurisdiction.

         11. INTERPRETATION. This Agreement shall be construed in accordance with the internal laws of the State of Arizona. The titles of the paragraphs have been inserted as a matter


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of convenience of reference only and shall not be construed to control or affect the meaning or construction of this Agreement.

         12. SEVERABILITY. In the event that any portion of this Agreement is found to be in violation of or conflict with any federal or state law, the parties agree that said portion shall be modified only to the extent necessary to enable it to comply with such law.

         13. ASSIGNMENT. This Agreement shall not be assignable by Employee, but shall be binding upon and inure to the benefit of the successors and assigns of Company.

         14. NOTICES. All notices or other communications in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered, sent by professional courier or mailed first class, postage prepaid and addressed as follows:

                  (i)      If to Company, addressed to:

                           First Capital Bank of Arizona
                           2700 North Central Avenue
                           Phoenix, AZ 85004
                           Attn: Chairman of the Board

                  with a copy to:

                           Colorado Business Bankshares, Inc.
                           821 - 17th Street
                           Denver, Colorado 80202
                           Attn: Steven Bangert


                  (ii)     If to Employee, addressed to:

                           Harold F. Mosanko
                           23743 N. 113th Way
                           Scottsdale, AZ 85255



or such other address or addressed to the attention of such other person or persons as either of the parties may notify the other in accordance with the provisions of this paragraph.

         15. ENTIRE AGREEMENT. This Agreement is the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes any and all prior and contemporaneous negotiations, understandings and agreements with regard to the subject matter hereof, whether oral or written. No representation, inducement, agreement, promise or understanding altering, modifying, taking from or adding to the terms and conditions hereof shall have any force or effect unless the same is in writing and validly executed by the parties hereto.



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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                                        First Capital Bank of Arizona



                                        By: /s/ Steven Bangert
                                           ------------------------------------





                                         /s/ Harold F. Mosanko
                                        ---------------------------------------
                                        Harold F. Mosanko



                                        Solely for the purposes of Paragraph 9:
                                        Colorado Business Bankshares, Inc.



                                        By:  /s/ Steven Bangert
                                           ------------------------------------







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